UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of report

(Date of earliest event reported): July 2, 2013 (June 27, 2013)

HOME LOAN SERVICING SOLUTIONS, LTD.

(Exact name of registrant as specified in its charter)

Cayman Islands	1-35431	98-0683664
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Home Loan Servicing Solutions, Ltd.

c/o Intertrust Corporate Services (Cayman) Limited

190 Elgin Avenue

George Town, Grand Cayman

KY1-9005

Cayman Islands

Registrant’s telephone number, including area code: (345) 945-3727

Not applicable.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On June 27, 2013, Home Loan Servicing Solutions, Ltd. (the “Company”) and its subsidiaries HLSS Holdings, LLC (“HLSS Holdings”) and HLSS Management, LLC (“HLSS Management”) entered into a senior secured term loan facility agreement (the “Credit Agreement”) with JPMorgan Chase Bank, N.A., as administrative agent and collateral agent, and the lenders party thereto. Pursuant to the Credit Agreement, the Company borrowed term loans in an aggregate principal amount equal to $350 million, which term loans were issued subject to a 1.50% original issue discount of the stated principal amount, resulting in net proceeds of approximately $340 million (the “Proceeds”). The Company used the Proceeds, together with the proceeds of an equity issuance described in the Company’s Report on Form 8-K dated June 26, 2013 and cash on hand, to pay fees and expenses incurred in connection with the Credit Agreement and the transactions contemplated thereby and to acquire from Ocwen Financial Corporation and its affiliates and subsidiaries (“Ocwen”) rights to receive certain servicing fees and related servicing advances for a servicing portfolio of subprime and Alt-A residential mortgage loans.

Borrowings under the Credit Agreement will bear interest, at the election of the Company, at a rate per annum equal to either (a) the greatest of (i) the prime rate of JPMorgan Chase Bank, N.A. in effect on such day, (ii) the federal funds effective rate in effect on such day plus 0.50% and (iii) the one-month Eurodollar rate, in each case with a floor of 2.00% plus the applicable margin of 2.50%, or (b) the Eurodollar Rate (as defined in the Credit Agreement) with a floor of 1.00% plus the applicable margin of 3.50%.

The Credit Agreement has been guaranteed by HLSS Holdings and HLSS Management. The Credit Agreement is and will be guaranteed by each of the Company’s current and future wholly-owned subsidiaries that is not a securitization entity and that represents 5% or more of the Company’s consolidated total assets or consolidated total revenues. If at any time the subsidiaries (excluding securitization entities) that do not meet the thresholds set forth in the immediately preceding sentence comprise in the aggregate more than 10% of the Company’s consolidated total assets or consolidated total revenues (excluding from each such calculation the contribution of securitization entities), then the Company is required to cause one or more additional subsidiaries to provide guaranties under the Credit Agreement to the extent required such that the foregoing condition ceases to exist. The Credit Agreement is secured by a first priority security interest in substantially all of the tangible and intangible assets of the Company and the guarantors, as well as by a pledge of the equity of certain of the subsidiaries of the Company and each guarantor.

The Company is required to repay the principal amount of the term loans in consecutive quarterly installments of $875,000 per quarter commencing September 30, 2013, with the balance of the term loans becoming due on the earlier of (i) June 27, 2020 and (ii) twelve months prior to the scheduled termination of the Subservicing Agreement between HLSS Holdings, LLC and Ocwen, dated as of October 1, 2012 (as amended, restated, supplemented, amended and restated, or otherwise modified from time to time to, among other things, extend the termination date thereof, and including all related subservicing supplements). The Company and any lender may agree, from time to time and without the consent of any other lender, to extend the maturity date of such lender’s term loans.

The Company is permitted to prepay the term loans at any time, without premium or penalty, other than customary breakage costs; provided, that if all or any portion of the term loans are repaid prior to the one year anniversary of the closing of the Credit Agreement through voluntary prepayments or mandatory repayments from the incurrence of debt, the Company must pay a premium equal to 2.0% of the amount of term loans repaid. The Credit Agreement also permits the Company to prepay term loans outstanding on a non-pro rata basis at less than par pursuant to a modified Dutch auction format.

The Credit Agreement requires mandatory prepayments of the term loans, subject to certain customary exceptions, as follows: (i) 100% of the net proceeds of any debt not permitted under the Credit Agreement; (ii) 100% of the proceeds of Asset Sales (as defined in the Credit Agreement), to the extent not reinvested in assets of the general type used in the business of the Company and its subsidiaries within a certain period of time; (iii) 100% of the proceeds of insurance or condemnation proceeds, to the extent not reinvested in assets of the general type used in the business of the Company and its subsidiaries within a certain period of time; and (iv) 75% of Consolidated Excess Cash Flow (as defined in the Credit Agreement) (or (x) 50%, if the Borrowing Base

Coverage Ratio (as defined in the Credit Agreement) is greater than or equal to 1.75 to 1.00 but less than 2.00 to 1.00, (y) 25%, if the Borrowing Base Coverage Ratio is greater than or equal to 2.00 to 1.00 but less than 2.25 to 1.00 and (z) 0%, if the Borrowing Base Coverage Ratio is greater than or equal to 2.25 to 1.00) for any fiscal year commencing with the fiscal year ending December 31, 2013.

As of the end of any calendar month, if the Borrowing Base Coverage Ratio is less than 1.50 to 1.00, then the Company is required to either (i) prepay the term loans in an amount equal to the amount necessary to cause the Borrowing Base Coverage Ratio to equal 1.50 to 1.00 on a pro forma basis after giving effect to such prepayment or (ii) present a reasonably feasible plan that will enable the Company to cause the Borrowing Base Coverage Ratio to equal or exceed 1.50 to 1.00 within thirty business days. In the event the Borrowing Base Coverage Ratio is less than or equal to 1.50 to 1.00 at the end of such thirty day period, the Company is required to prepay the term loans in an amount equal to the amount necessary to cause the Borrowing Base Coverage Ratio to equal 1.50 to 1.00 on a pro forma basis after giving effect to such prepayment.

Under specified terms and conditions, (i) the amount of term loans available under the Credit Agreement may be increased by an amount such that, both before and after giving effect to the incremental term loans, the Total Debt to Tangible Net Worth Ratio (as defined in the Credit Agreement) is less than 5.00 to 1.00, and (ii) the Company may incur Incremental Equivalent Debt (as defined in the Credit Agreement) in an amount not to exceed an amount such that, both before and after giving effect to the incurrence of the Incremental Equivalent Debt, the Total Debt to Tangible Net Worth Ratio is less than 6.00 to 1.00, in each case, subject to certain additional terms and conditions in the Credit Agreement. No lender is obligated to provide any such incremental term loans or Incremental Equivalent Debt.

The Credit Agreement contains provisions that limit the ability of the Company and its subsidiaries to incur debt, make investments, sell assets, create liens, engage in transactions with affiliates, engage in mergers and acquisitions, pay dividends and other restricted payments, grant negative pledges, engage in sale-leaseback transactions, change its business activities, change its fiscal year and limit the ability of its subsidiaries to pay dividends or distribute assets.

Under the Credit Agreement, the Company is permitted to make unlimited Restricted Junior Payments (as defined in the Credit Agreement), including cash dividends, as long as both immediately before and after giving effect to such payments (a) no Default (as defined in the Credit Agreement) exists or would result therefrom, (b) the Total Debt to Tangible Net Worth Ratio is less than 6.00 to 1.00 on a pro forma basis after giving effect to such dividend as of the last day of the most recently ended fiscal quarter for which financial statements are available and (c) the Borrowing Base Coverage Ratio is greater than or equal to 2.00 to 1.00 on a pro forma basis after giving effect to such dividend as of the last day of the most recently ended month for which a Borrowing Base Certificate (as defined in the Credit Agreement) is required to have been delivered. Notwithstanding these restrictions, the Company is also permitted to make Restricted Junior Payments, including cash dividends, in an amount not to exceed 100% of Adjusted Net Income (as defined in the Credit Agreement) calculated as of the last day of the most recently ended fiscal quarter for which financial statements are available.

The Credit Agreement does not contain any financial maintenance covenants. The Company agrees to use commercially reasonable efforts to continue to be rated by Moody’s Investor Service, Inc. and Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., in each case, with respect to its corporate ratings and the term loans.

In addition, the Credit Agreement contains events of default, including (subject to certain materiality thresholds and grace periods) payment default, failure to comply with covenants, material inaccuracy of representation or warranty, bankruptcy or insolvency proceedings, material unsatisfied judgments, certain ERISA events, change of control, and cross-default to other debt and credit agreements. The remedies for events of default contained in the Credit Agreement are customary for this type of loan facility.

In addition, the Company will pay administrative fees to the administrative agent, collateral agent, syndication agent, and arrangers.

This description of the Credit Agreement is not complete and is qualified in its entirety by reference to the entire Credit Agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(a)—(c) Not applicable.

(d) Exhibits:

10.1	Senior Secured Term Loan Facility Agreement, dated as of June 27, 2013, among Home Loan Servicing Solutions, Ltd., as borrower, certain subsidiaries of the borrower, as guarantors, JPMorgan Chase Bank, N.A., as administrative agent and collateral agent, and certain lenders party thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

HOME LOAN SERVICING SOLUTIONS, LTD.
(Registrant)

By:	/s/ James Lauter
James Lauter
Senior Vice President and Chief Financial Officer
(On behalf of the Registrant and as its principal financial officer)

Date: July 2, 2013